SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

WESTERN ASSET HIGH INCOME

OPPORTUNITY FUND INC.

(Name of Registrant as Specified in Its Charter)

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Your Vote Is Important No Matter How Many or How Few Shares You Own March 13, 2020 Dear Fellow Stockholder: The Western Asset High Income Opportunity Fund Inc. Annual Meeting of Stockholders on March 20, 2020 (the “Annual Meeting”) is quickly approaching. Ahead of the Annual Meeting, you have an important decision to make regarding the future of your investment in the Fund. Your Board of Directors and management team have a strong track record of delivering substantial returns and distributions to stockholders. We are committed to building on this momentum and continuing to execute our strategy that is delivering superior value to stockholders. We urge you to vote “FOR” all three of the Fund’s nominees on the enclosed Proxy Card today by internet or telephone to protect the value of your investment. Furthermore, the leading independent proxy advisory firms, Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), recently recommended that stockholders support the Board’s highly-qualified nominees by voting “FOR” the Fund’s director nominees and “AGAINST” the Non-Binding Self- Tender Offer/Liquidation Proposal from Saba Capital Management, L.P. (“Saba Capital”) on the Proxy Card. Independent Third Party Experts Agree — Vote on the Proxy Card Today by Internet or Telephone “FOR’ the Fund’s Director Nominees and “AGAINST” Saba Capital’s Proposal Today1 Based on all factors, Glass Lewis and ISS conclude, respectively: “…we do not believe Saba has provided sufficiently compelling and up-to-date perspectives to support its resolution at this time. Accordingly, we recommend shareholders vote AGAINST this proposal.” | Glass Lewis report dated March 9, 2020 “…shareholder support for the self-tender offer for all of the fund’s outstanding shares is not warranted at this time.” | ISS report dated March 6, 2020 ISS emphasizes the potential detrimental effects of Saba Capital’s Non-Binding Self-Tender Offer/Liquidation Proposal, stating: “….an aggressive tender offer such as the one proposed by Saba could lead to a drastic reduction in the fund’s size and increase in its expense ratio — making the fund less attractive to investors.” | ISS report dated March 6, 2020 With regard to the Fund’s performance, Glass Lewis notes: “…it is worth noting HIO has recently repositioned its portfolio, increased its distribution level from a low of $0.0265 to a current high of $0.0325 and secured management fee waivers between December 1, 2018 and November 30, 2020. We expect the foregoing factors, rather than any bump from Saba — e.g. the Fund’s shares increased just 0.8% on submission of the Dissident proposal — have contributed to HIO’s improved performance and reduced discount.” | Glass Lewis report dated March 9, 2020

Follow the Leading Independent Proxy Advisory Firms’ Recommendations — Vote “FOR” the Board that Is Taking Action to Enhance Value for All Stockholders Your vote is important. Protect the value of your investment and vote on the Proxy Card today by internet or telephone. Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect the value of your investment by voting on the Proxy Card by internet or telephone “FOR” the Fund’s nominees and “AGAINST” the Non-Binding Self-Tender Offer/Liquidation Proposal from Saba Capital. Thank you for your continued support. Sincerely, The Western Asset High Income Opportunity Fund Inc. Board of Directors Your Vote is Important, No Matter How Many or How Few Shares You Own You are encouraged to vote by internet or telephone to ensure your vote is counted. If you have any questions about how to vote your shares or need additional assistance, please contact: Innisfree M&A Stockholders Call Toll Free: (877) 825-8621 Incorporated Banks and Brokers Call: (212) 750-5833 Notes 1 Permission to use quotations neither sought nor obtained. Forward Looking Statement Past performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice. All investments are subject to risk including the possible loss of principal. All benchmark performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in a benchmark.